Exhibit 10.4



                           First Priority Group, Inc.
                              51 East Bethpage Road
                            Plainview, New York 11803
                               Tel: (516) 694-1010


                                                      September 29, 2000

Suerez Enterprises Limited
C/o Dr. Dr. Batliner & Partner
Aeulestrasse 74
FL-9490 Vaduz, Liechtenstein
Attn.:  Mr. Hans Gassner

         Re:  Amendment to Common Stock Purchase Agreement
              --------------------------------------------

Gentlemen:

         Reference is made to that certain Common Stock Purchase Agreement (the "Purchase Agreement"), dated May 31, 2000, between First Priority Group, Inc. (the "Company") and Suerez Enterprises Limited (the "Purchaser"). In order to register for resale the Common Stock to be purchased pursuant to the Purchase Agreement, certain provisions of the Purchase Agreement must be deleted or revised.

         In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to restate the following section of the Purchase Agreement as follows:

                  Section 5.2 (f) Warrants. In lieu of a minimum Draw Down commitment by the Company, the Purchaser shall receive a warrant certificate at the initial closing to purchase up to a number of shares of Common Stock equal to $100,000 divided by the VWAP on the Trading Day immediately prior to the date of the Closing (the "Initial Warrant"). One half of such Warrants shall be exercisable immediately and the other half shall be exercisable six months thereafter. As to any Draw Downs or any portion of a Draw Down made by the Company after the Company has drawn down in excess of Five Million Dollars ($5,000,000) in the aggregate under this Agreement, the Purchaser shall also receive, at each applicable Draw Down closing, a warrant certificate representing 4% warrant coverage (using the same formula set forth above) of any such Draw Down or portion thereof (each, a "Draw Down Warrant" and collectively with the Initial Warrant, the "Warrants"). The term of the Warrants shall be three (3) years from the date of their issuance. The Strike Price of the Warrants shall be 150% of the VWAP on the Trading Days immediately prior to the applicable closing date. The Common Stock underlying the Warrants will be registered in the Registration Statement referred to in Section 4.3 hereof. The Warrants shall be in the form of Exhibit E hereto.

                  Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down request and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before each Draw Down Exercise Date, of each of the conditions set forth below.

                  Section 6.1. (b) Only one Draw Down shall be allowed in each Draw Down Pricing Period. The price per share paid by the Purchaser shall be based on the

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         Average Daily Price on each  separate  Trading Day during the Draw Down
         Pricing Period. The number of shares of Common Stock purchased by the Purchaser with respect to each Draw Down shall be determined on a daily basis during each Draw Down Pricing Period and settled on a weekly basis (each date of settlement a "Draw Down Exercise Date"). In connection with each Draw Down Pricing Period, the Company may set an Average Daily Price below which the Company will not sell any Shares (the "Threshold Price"). If the Average Daily Price on any day within the Draw Down Pricing Period is less than the Threshold Price, the Company shall not sell and the Purchaser shall not be obligated to purchase the Shares otherwise to be purchased for such day.

                  Section 7.1. Termination by Mutual Consent. The term of this Agreement shall be twelve (12) months.

                  Section 7.2. Other Termination. The Purchaser may terminate this Agreement upon one (1) Trading Day's notice if (i) an event resulting in a Material Adverse Effect has occurred, (ii) the Common Stock is de-listed from the Principal Market unless such de-listing is in connection with the listing of the Common Stock on the Nasdaq National Market, Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange, or (iii) the Company files for protection from creditors under any applicable law.

                  Additionally, the parties hereby agree to amend the address for the Purchaser in Section 9.4 of the Purchase Agreement as follows:

          Except as specifically amended by the terms of this letter, the Purchase Agreement shall remain unmodified and in full force and effect, and shall not be in any way changed, modified or superseded by the terms set forth herein. All terms used but not defined in this letter shall have the meanings set forth in the Purchase Agreement.

         If the foregoing correctly sets forth our understanding and agreement, please so indicate by signing where indicated below.

                                           FIRST PRIORITY GROUP, INC.



                                           By: __________________________
                                               Name:
                                               Title:



ACCEPTED AND AGREED TO:

SUEREZ ENTERPRISES LIMITED


By:   _________________________________
      Name:
      Title:


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